Exhibit 10.3(a)
December 19, 2006
Mr. Henry R. Silverman
Chairman and Chief Executive Officer
Realogy Corporation
9 West 57th Street
New York, NY 10019
Dear Mr. Silverman:
     Reference is made to the Employment Agreement (the “Employment Agreement”), dated as of the Effective Date, by and between Realogy Corporation (the “Company”) and you. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
     Section VI of the Employment Agreement contemplates that the Employment Agreement would be amended as necessary to comply with Section 409A. The purpose of this letter is to implement such an amendment by evidencing our mutual agreement regarding our respective rights and obligations upon and following the occurrence of a Qualifying Termination, and to amend the Employment Agreement in certain other respects.
     Accordingly, for good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company hereby agree as follows:
     1. Upon the occurrence of a Qualifying Termination, the Company shall (i) cease to have any obligation to provide the Realogy Separation Benefits referred to in Section III(c)(i) of the Employment Agreement, except that in connection with your performance of the Post Term Services, and so long as there has not occurred any of the events or circumstances set forth in subclauses (l)-(4) of clause (x) of the last sentence of Section 6(a)(vi)(A) of the Cendant Agreement, the Company shall provide you with the benefits set forth in the second and third sentences of Section III(b) of the Employment Agreement (the “Continuing Benefits”); and (ii) subject to paragraph 5 below, in full satisfaction of its obligation to provide you with the Realogy Separation Benefits (other than the Continuing Benefits), make a cash lump sum payment to you in an amount equal to the value of such Realogy Separation Benefits, as determined by the Compensation Committee of the Board in accordance with the third, fourth and fifth sentences of Section 6(a)(vi)(C) of the Cendant Agreement (the “Qualifying Termination Payment”). You understand and acknowledge that in no event will the sum of the Qualifying Termination Payment exceed the “Cap” (as defined in the Agreement and Plan of Merger, dated as of December 15, 2006, by and among Domus Holdings Corp., Domus Acquisition Corp and the Company). The Qualifying Termination Payment shall be paid to you not later than one business day following the date of your Qualifying Termination (or, if later, on the earliest day permitted under Section 409A).
     2. The Post Term Services shall commence on the date of your Qualifying Termination and shall end on the earlier of (i) the fifth anniversary of the date of such Qualifying Termination or (ii) the date on which the Company breaches its obligation to make the Qualifying Termination Payment or provide you with the Continuing Benefits (“the Consulting Termination Date”).
     3. The provisions of clause (iv) of Section III(c)(iv) of the Employment Agreement shall remain in effect (ie., the provisions of Section 6(c) of the Cendant Agreement shall continue to apply), except that the Company’s obligation to deposit amounts in the trust contemplated by Section 6(c) of the Cendant Agreement shall be satisfied no later than the consummation of a Change in Control rather than within 15 days following the occurrence of a Potential Change in Control; provided that in the event of a bona fide dispute between the parties regarding the determination of the amount of the Qualifying Termination Payment, the trust shall be funded with an amount reasonably determined by you (which amount shall in no event exceed the Cap) subject to final resolution of such dispute in accordance with Section 6(a)(vi)(C) of the Cendant Agreement and any surplus amounts funded in the trust shall revert to the Company.
     4. From and after the occurrence of a Qualifying Termination, you shall continue to be subject to the provisions of Section 8 of the Cendant Agreement. For this purpose, it is understood that the Restricted Period shall remain in effect for your lifetime; provided, that the Restricted Period shall end if and when the Company breaches its obligation to make the Qualifying Termination Payment or provide you with the Continuing Benefits.
     5. In the event that, within five years following the date of the Qualifying Termination, there occurs an event or circumstance set forth in subclause (2), (3) or (4) of clause (x) of the last sentence of Section 6(a)(vi)(A) of the Cendant Agreement and the failure of Executive to cure any such event or circumstance within thirty (30) days thereafter, notwithstanding payment of the Qualifying Termination Payment, the Company shall have available to it all remedies and rights at law, including but not limited to the Company’s right to seek the repayment of an appropriate portion of the Qualifying Termination Payment attributable to periods following the date of such event or circumstance (net of taxes paid in respect of such portion). For purposes of the preceding sentence, it is understood that if, within such five-year period, the Company breaches its obligation to provide the Continuing Benefits, an event or circumstance described in subclause (2) or (4) referenced above cannot thereafter occur.
     6. The Company may withhold from amounts payable under this letter all federal, state and local taxes that are required to be withheld by applicable laws or regulations.
     This letter is intended to constitute an amendment to the Employment Agreement which shall otherwise remain in full force and effect. It is further intended that this letter constitute a change in payment election pursuant to the transitional relief afforded under IRS Notice 2005-1 and the proposed regulations under Section 409A and shall be construed accordingly.

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